Exhibit 10.4 CONSOL ENERGY, INC. CNX Center 1000 CONSOL Energy Drive, Suite 100 Cannonsburg, PA 15317-6506
August 5, 2020	Jimmy A. Brock

James J. McCaffrey

104 Eastpointe Drive

Washington, PA 15301

Dear Jim:

As discussed, your employment with CONSOL Mining Company LLC (the “Company”) will terminate on October 1, 2020, (said date, the “Separation Date”). As of the Separation Date, you will no longer be expected or required to provide any services to the Company, except as provided in this agreement (the “Agreement”). In recognition of your years of service to the Company, and in exchange for the release to be signed by you on your Separation Date, the Company is offering you the following separation benefits/terms outlined in paragraphs 1 through 4. Please note this agreement supersedes and replaces any prior agreements that you have with the Company, including but not limited to the “J. McCaffrey Retention Agreement” dated February 13, 2020, the “ J. McCaffrey Agreement dated February 7, 2019 and the Change in Control Agreement dated February 15, 2018; provided, however that any restrictive covenants relating to non-competition, non-solicitation or confidentiality in your outstanding long-term incentive awards shall continue in effect pursuant to the terms of such awards.

The terms of this Agreement are subject to approval by the Compensation Committee of the Board of Directors of the Company.

1.

Separation Payment: The Company will pay you $150,000.00, less applicable withholdings and deductions, in two installments of $75,000.00. The first installment will be paid on March 31, 2021 and the second and final installment will be paid on June 30, 2021.

2.

Short Term Incentive Compensation: You are eligible to receive a 2020 Short Term Incentive (“STIC”) subject to the approval of the Compensation Committee and Board of Directors of the Company, in accordance with the STIC’s terms. If payment under the 2020 STIC terms is approved, the Company will pay your 2020 STIC, pro-rated for 9 months service, less applicable withholdings and deductions at the same time at which other eligible executives are paid.

3.

Consulting: The Company will enter into a six-month consulting agreement (October 1 through March 31, 2021) with you pursuant to which the Company will pay you $33,333.00 per month for the period beginning October 1, 2020 through December 31, 2020. For the remaining period (January 1 through March 31, 2021) the Company will pay you $11,520.00 per month. You will not be required to work more than 60 hours in any given month.

4.

Long Term Incentive Award Agreements: All equity award agreements or long term cash based award agreements, or any similar agreements, pursuant to which you were granted the right to receive any equity interest in CONSOL Energy Inc. (“CEIX”) or cash under the CONSOL Energy Inc. Equity Incentive Plan are hereby amended so that upon your Separation Date with the Company any unvested long term incentive plan grants made under any equity award agreements or long term cash based award agreements shall vest upon separation of service and be delivered and settled as follows:

a.) All Restricted Stock Units (“RSUs”) shall be settled in CONSOL Energy Inc. Stock as soon as practicable after the Separation Date. Notwithstanding the foregoing, to the extent that the RSUs are subject to Section 409A of the Internal Revenue Code, all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, including application of the six month settlement delay for any specified employee (as defined in Section 409A of the Internal Revenue Code) in the event of vesting as result of a separation from service (as defined in Section 409A of the Internal Revenue Code).

b.) All Performance Share Units (“PSUs”) shall be earned and delivered based on the achievement of performance goals during the applicable performance period. The PSU’s shall be settled in CONSOL Energy Inc. Stock as soon as practicable after the date that the Compensation Committee certifies that the performance goals have been achieved. Notwithstanding the foregoing, to the extent that the PSUs are subject to Section 409A of the Internal Revenue Code, all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, including application of the six month settlement delay for any specified employee (as defined in Section 409A of the Internal Revenue Code) in the event of vesting as result of a separation from service (as defined in Section 409A of the Internal Revenue Code).

c.) All Performance Based Cash Awards (“PBCs”) shall be earned and paid in cash based on the achievement of performance goals during the applicable performance period. The PBC’s shall be paid in cash as soon as practicable after the date that the Compensation Committee certifies that the performance goals have been achieved. Notwithstanding the foregoing, to the extent that the PSUs are subject to Section 409A of the Internal Revenue Code, all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code, including application of the six month settlement delay for any specified employee (as defined in Section 409A of the Internal Revenue Code) in the event of vesting as result of a separation from service (as defined in Section 409A of the Internal Revenue Code).

5. Other Benefits: With respect to other Company sponsored benefits:

a.) Healthcare: You will continue to be covered by the Company’s sponsored healthcare plans for active employees relating to medical, dental, prescription drug and vision care through November 30, 2020. Thereafter, you will become eligible for healthcare continuation coverage under COBRA. You will receive additional information under separate cover regarding your rights to such coverage.

b.) Vacation: The Company will pay you for any unused and/or accrued vacation time per the Company policy as of your Separation Date, (minus applicable withholdings and deductions).

c.) Retirement Benefits: Any benefits to which you are entitled under Company sponsored plans will be paid according to the terms and conditions of such plans.

6. Release: Your entitlement to the separation benefits/terms set forth in paragraphs 1 through 4 above is contingent on you signing and not a revoking a release in a form acceptable to the Company in its sole discretion, which includes a general release of claims against the Company, CONSL Energy, Inc., CONSOL Coal Resources LP, and all of their affiliated companies and each of their current and former directors, officers, agents and employees, on or after your Separation Date.

We remind you that you continue to be bound by the Company’s policies regarding the protection of confidential business information, which of course are subject to any laws that require or permit disclosure of such confidential information. You also are and will remain subject to the post termination restrictive covenants in your existing agreements with the Company.

The Company will rely on your signature of this agreement as your representation that you read this agreement carefully, and that you have a full and complete understanding of its terms, after having had sufficient opportunity to discuss the documents with an attorney of your own choosing, and that in executing this agreement, you did not rely upon any statement or representation made by or on behalf of the CONSOL Companies or by any of their officers, agents, employees or attorneys.

If all of the above terms are agreeable to you, please sign the enclosed copy of this letter and return the original signed document, in its entirety, to Erica Fisher at 1000 CONSOL Energy Drive, Suite 100, Canonsburg, PA 15317 for our files by August 14, 2020. Please direct any questions to Erica Fisher, Human Resources, at (724) 416-8292. We appreciate your service to the Company and wish you all the best in the future.

Sincerely,

/s/ Jimmy A. Brock

Jimmy A. Brock,

Chief Executive Officer

I knowingly and voluntarily agree to the above terms this 6 day of August, 2020, intending to be legally bound.

/s/ James J. McCaffrey

James J. McCaffrey